FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2024

CARDONE EQUITY FUND V, LLC

Commission File No. 024-10865

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18851 NE 29th Avenue

STE 100 Aventura, FL

33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC | Crowdfunding Lawyers

1431 E. McKinney St. Suite 130

Denton, TX 76209

(940) 205-5167

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund V, LLC (the “Company,” “CEF V,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;
•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;
•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;
•	defaults on or non-renewal of leases by tenants;
•	increased interest rates and operating costs;
•	our failure to obtain necessary outside refinancing;
•	decreased rental rates or increased vacancy rates;
•	changes in multi-family or geographic market trends;
•	changes in real estate and zoning laws and increases in real property tax rates and values;
•	failure of acquisitions to yield anticipated results;
•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;
•	legislative or regulatory changes impacting our business or our assets; and
•	exposure to liability relating to environmental and health and safety matters.

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CARDONE EQUITY FUND V, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2024

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PART II

Cardone Equity Fund V, LLC

Item 1. Business

The Company

CARDONE EQUITY FUND V, LLC (the “Company”) is a limited liability company organized May 4, 2018 under the laws of Delaware and managed by Cardone Capital LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

The Company started its offering of Class A Interests on December 12, 2018, and in less than ten months, on September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties through various limited liability companies (“LLC’s”) (treated as partnerships) each of which owns a single multifamily property (single purpose entities “SPE”).

The LLC’s are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”) and Grant Cardone at various equity levels. The amount invested by the Company varied depending on the property lender’s requirements and the amount of funds raised by the Company and CEF IV. The Company owns from 22.21% to 39.02% of each of the LLC’s. Grant Cardone owns from 1% to 5% of the LLC’s. CEF IV is a $106 million fund for accredited investors that was formed May 4, 2018 and began investing in properties on September 27, 2018. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions for further information.)

The SPEs and their related real estate investments consist of:

•	A 39.02% ownership interest in Cardone Delray Member, LLC which owns Atlantic Delray Beach, LLC (dba 10X Living at Delray), a 346-unit garden-style apartment complex located in Delray Beach, FL. This property was built in 2017 with an average unit size of 1,048 sq. ft.

•	A 30.82% ownership interest in Cardone Stella Member, LLC which owns Stella 351, LLC (dba Stella at Riverstone), a 351-unit luxury garden-style apartment complex located in Sugar Land, TX. This property was built in 2018 with an average unit size of 924 sq. ft.

•	A 24.27% ownership interest in Cardone Sawgrass Member, LLC which owns Sunrise Village Development, LLC (dba 10X Living at Sawgrass), a 501-unit luxury garden-style apartment complex located in Sunrise, FL. This property was built in 2013 with an average unit size of 988 sq. ft.

•	A 36.87% ownership interest in Cardone Laguna Member, LLC which owns Fountain View Circle, LLC (dba 10X Living at Naples) a 456-unit garden-style apartment complex located in Naples, FL. This property was built in 1990 with an average unit size of 1,027 sq. ft.

•	A 22.21% ownership interest in Cardone Ashley Member, LLC which owns ABP Borrower, LLC (dba 10X Living at Breakfast Point) a 360-unit luxury garden-style apartment complex located in Panama City Beach, FL. This property was built in 2007 with an average unit size of 1,015 sq. ft.

The Company will receive distributions from each Cardone Member LLC on a pro rata basis with such Cardone Member LLC’s other members based on net income generated from the rents associated with each SPE owned by such Cardone Member LLC. The SPEs make distributions to the Cardone Member LLCs at the times and in the amounts determined by the SPE’s managing member or manager (each of whom is an affiliate of the Manager) after setting aside the amounts deemed necessary for projected expenses, working capital, and reserves. Such distributions are also subject to limits imposed by applicable law and the terms of any applicable loan documents. Currently, the rent-based distributions will be the Company’s primary source of revenues. The Company also expects these properties to appreciate in value over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

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Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 65% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 35% profit interest. The Company’s Manager, in an exercise of its discretion, has elected to forgo a percentage of the distributions that have been paid to date to the Class B Interest Holder, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets.

Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 65% to the holders of the Class A Interests and 35% to the holder of the Class B Interests.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

Management

The Company does not have any employees, but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC. The Company operates under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC, who is also the Manager of CEF IV.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the oversight of the third-party property managers who supervise the day-to-day operations of the properties and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

The Manager and its affiliates are compensated for their services through returns on its Class B Units and certain fees. The Manager is only receiving returns on its Class B Units and has assigned all of its fees to its affiliate, CREA. CREA will receive an Acquisition Fee equal to 1% of each purchased property’s fixed asset purchase price, a 1% Disposition Fee equal to 1% of the disposition price received upon disposition and is also paid an annualized Asset Management Fee equal to 1% of the capital raised by the Company. Each property also pays a market rate property management fee, a portion of which is paid to CREA and a portion of which is paid to a third-party property manager. The Manager and/or its affiliates may also receive other market rate fees in connection with other services provided, including but not limited to construction, construction management, repair and maintenance work performed, real estate and loan brokerage fees, and other professional services. Affiliate(s) of the Manager also have and will receive interest payments in connection with the “pre-funding” of the Company’s investments in the Cardone Member LLCs. See Annual Report Item 7. Financial Statements, Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager and its affiliates originate, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager has enlisted the services of a third-party in order to manage the Company’s assets. The compensation for that third-party is at market rates.

•	We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A Interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement

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Further information about potential conflicts of interest of our Manager can be found in our Offering Circular filed with the SEC, RISK FACTORS beginning on page 15.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 10 of our Offering Circular filed with the SEC which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Company and Cardone Equity Fund V, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. On December 21, 2022, the Ninth Circuit Court of Appeals entered an opinion and memorandum reversing in part and remanding to allow plaintiff to attempt to re-plead certain claims. On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice. On November 8, 2023, plaintiff filed a notice of appeal of the dismissal. On June 10, 2025, the Ninth Circuit reversed the dismissal and on August 1, 2025, denied the petition for rehearing en banc, remanding the case to the district court. Defendants have now answered the complaint and discovery is ongoing. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund V, LLC is a Delaware limited liability corporation was formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties located in Delray Beach, Florida, Sugar Lands, Texas, Sunrise, Florida, Naples, Florida, and Panama City Beach, Florida.

Results of Operations

As of December 31, 2024, the Company was invested in five multifamily properties which have a fair market value of $105,711,850 and $99,117,644 as of December 31, 2024 and 2023, respectively, and a cost as of December 31, 2024 and 2023, of $30,473,593 and $34,661,412 respectively. Unrealized gains during 2024 and 2023 totaled $10,722,025 and, $1,172,139, respectively, and the operating expenses totaled $653,550 and $633,097 netting to an increase in net assets from operations of $10,073,773 and $545,612, respectively. Our results of operations as of December 31, 2024, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

The multifamily portfolio revenues finished 2024 strong with a year over year increase of 2.0% or $978,898. The 2024 rental revenue increase is associated with increased consumer demand for rental units and the increase in inflation throughout 2024. The portfolio’s 2024 expenses increased by 2.4% or $488,297 from 2023 levels, resulting in net operating income increasing by about 1.7% or $490,601 over 2023 levels. The Manager paid CREA a total of $500,000 in management fees in 2024 pursuant to its Asset Manager Agreement with the Company, as compared to $500,000 in management fees in 2023. The Manager anticipates cash flow will continue to level off in 2025, due to increased operating expenses off setting any increase in rental rates and occupancy.

Our results of operations as of December 31, 2024, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

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Liquidity and Capital Resources

As of December 31, 2024, and 2023, we directly had no outstanding debt. The SPEs in which we hold investments in real estate have leveraged their individual assets with non-recourse debt of up to 60%-75% of the cost of the acquisition price. As of December 31, 2024, the debt financing for the entire real estate portfolio in which we hold investments is less than 67% of the cost of their tangible assets (before deducting depreciation or other non-cash reserves). The loan terms range from 10-12 years, have interest rates ranging from 3.25% to 4.35% and pay interest only for at least the first five years. The loans mature between October 2028 and July 2031.

We anticipate that the revenues from the real properties held by the SPEs will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in the Company.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. During 2024, the Company received monthly cash distributions through the SPEs from the operations of the multifamily properties through the SPE’s, totaling $4,187,819 and distributed a total of $3,649,849, representing a 5.5% annual rate return or $2,769,081 to its Class A Unit holders and $880,768 to its Class B Unit Holder. At the Manager’s discretion, a reduced percentage of distributions were paid to the Class B Interest holder, the Manager, with the intention that later, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

We believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and are positioned to benefit from the wave of new renters relocating from major metropolitan areas, many of whom continue to work remotely. Job growth, increasing household formations, and evolving demographic trends provide a strong backdrop for sustained renter demand.

Several factors continue to reinforce the value proposition of owning multifamily properties. The rising cost of first-time home ownership, coupled with high mortgage interest rates and tight credit standards in the single-family mortgage market, has made renting a more attractive and accessible option for many households. Additionally, the escalating cost of building materials has made new construction less feasible, limiting the supply of new competitive buildings and supporting upward pressure on rental rates.

Looking ahead, the potential reimplementation or expansion of tariffs under the Trump administration could further affect the housing market. Increased tariffs on imported construction materials such as steel, lumber, and aluminum would likely drive up costs for builders and developers, further constraining new housing supply. For renters, these higher development costs could translate into fewer new units entering the market and, consequently, higher rental prices. Overall, these tariff-related pressures would reinforce the long-term advantages of holding and operating existing multifamily assets in well-positioned markets.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Fair Value Measurement

See Note 3 to our financial statements in “the Annual Report Item 7. Financial Statements” for a discussion on how we treat fair value measurement of the Company’s real estate investments.

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Item 3. Directors and Officers

The following table shows the names and ages of the principals of CREA, which manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	67	Chief Executive Officer	Inception - Present
Ryan Tseko	41	Vice President	03/2015 - Present
James Derow	55	Chief Operating Officer	08/2024 - Present
Rey Valdez	36	Director of Accounting	06/2025 - Present

(1)	The address for the above individuals listed is 18851 NE 29th Ave STE 1000, Aventura, FL 33180
(2)	Term of Office refers to the officer’s term of office at CREA, and may pre-date the inception of the Company.

All of the above individuals work full time for CREA, which is responsible for the day-to-day management of forty-four (44) multifamily communities and two office buildings valued at approximately $5.3 billion. The Principals of CREA as of November 30, 2025 are as follows:

Grant Cardone, President and Chief Executive Officer

Grant Cardone is the Founder and Principle Executive Officer of Cardone Capital LLC, the Company’s Manager, and Cardone Real Estate Acquisitions, LLC, the Manager’s acquisition arm. Mr. Cardone started Cardone Real Estate Acquisitions, LLC in 1995. Mr. Cardone has over 30 years of experience investing in multifamily real estate properties.

Ryan Tseko, Executive Vice President

Ryan Tseko has over nine years of institutional real estate investment experience and currently serves as the Manager’s Executive Vice President focusing on acquisitions and capital relationships. Ryan has been with the Manager since inception and was instrumental in constructing the investment and fundraising procedures currently in place. Prior to joining the Manager, Ryan was a commercial airline pilot for over 10 years. He holds a B.S. in Aviation and Airway Management from Utah Valley State University.

James Derow, Chief Operating Officer

James (“Jim”) Derow has acquired, operated and asset managed over $10 billion of real estate investments including 50,000 multifamily units located throughout the United States. Prior to joining Cardone Capital, Jim co-led the investment and asset management activities of NPRC, a private REIT that owned approximately 20,000 multifamily units, where he held the position of Managing Director from May 2022 to June 2023. Prior to that, Jim was the co-Founder and President of Blossom Properties where, from September 2019 to May 2022, he oversaw the company’s daily operations including acquisitions, asset management and investor reporting. Jim also served as Chief Operating Officer of Pepper Pike Capital Partners from January 2018 to July 2019, a multifamily owner/operator that self-managed its 8,000-unit portfolio. Earlier in his career, Jim spent seven years as a Managing Director at Square Mile Capital Management from February 2007 to July 2014, where he oversaw the acquisition and asset management functions for the firm’s multifamily investments. Jim holds a BA from Harvard University and an MBA from the Ross School of Business at the University of Michigan. The principals identified above operate under the direction of Mr. Grant Cardone. He is the sole decision maker of CREA, which provides day-to-day operational services for the Company, and Cardone Capital LLC which is the Manager of the Company. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Rey Valdez, Director of Accounting

Mr. Valdez joined the Cardone Capital team in 2025 and currently serves as Director of Accounting, where he oversees the firm’s accounting, tax, treasury, and accounts payable functions. Prior to joining Cardone Capital, Mr. Valdez was a Fund Controller at Rialto Capital, a multi-strategy registered investment adviser. During his eight- year tenure, he served as Controller of Rialto’s real estate equity vehicles, which included multiple equity funds, co-investments, and joint ventures with multibillion-dollar assets under management. Mr. Valdez also managed the accounting and reporting function for a $16.8 billion loan portfolio owned by the FDIC, Blackstone, and Rialto. Earlier in his career, Mr. Valdez was a Manager in Deloitte & Touche’s Audit and Assurance Practice, specializing in investment management. Over his seven-year tenure, he served financial services clients including private equity and venture capital funds, fund of funds, and registered investment advisers. He led the financial reporting, under U.S. GAAP, for numerous multi-billion dollar AUM engagements with complex capital structures. Mr. Valdez holds a Bachelor of Science in Accounting from William Paterson University and is a Certified Public Accountant (CPA).

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Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees received through CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, for further information, each of which is incorporated by reference herein as if fully set forth herein.) Each other persons involved in the day-to-day operations of the Company are employed by CREA and each receives compensation from CREA for his or her services.

The following table sets forth the cash compensation of the Manager:

Name and Principal Position	Year	Cash Compensation	Other Compensation
Cardone Capital LLC, Manager	2022	$0(1)	100% of the Class B Interests(2)
Cardone Capital LLC, Manager	2023	$0(1)	100% of the Class B Interests(2)
Cardone Capital LLC, Manager	2024	$0(1)	100% of the Class B Interests(2)

(1)

All management fees payable to the Manager are assigned by the Manager to CREA. The total amount of these fees discussed in Item 5: Interest of Management and Others in Certain Transactions and Item 7. Financial Statements Note 5 Related Party Transactions.

(2)	We issued 100% of the Class B Interests at formation, as founder’s interest to our Manager, for no consideration.

From inception to December 31, 2024, Cardone Capital LLC has received $2,786,583 of distributions by virtue of Class B Interests of the Company.  At the Manager’s discretion, the Manager has elected to reallocate distributable cash from Class B Members to the Class A Members and thus, a reduced percentage of distribution has been paid to the Manager.  As of December 31, 2024, the Manager’s unpaid proportionate share of distributable cash is $4,203,979, which it expects to distribute to the Manager when cash flow from operations increases or at the time of the next Capital Transaction.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of November 30, 2025 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests	% of Class A Interests	Number of Class B Interests	% of Class B Interests
Grant Cardone[1]	215.123[2]	0.4%	1[3]	100%

(1)

Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18851 NE 29th Ave STE 1000, Aventura, FL 33180.

(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests are held directly by Cardone Capital LLC.

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Item 5. Interest of Management and Others in Certain Transactions

We issued 100% of the Class B Interests to our Manager for no consideration. The Manager is controlled by Grant Cardone. Grant Cardone is the manager of the Manager. The Manager has and shall receive the following fees and compensation, all of which (to date) have been assigned by the Manager to CREA:

Fee	Timing of the Fee	Amount or Description of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired

The Manager or its designated assigns will earn an acquisition and due diligence fee of 1.0% of the purchase price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). For the year ended December 31, 2024, the Company is fully invested and no acquisition fees were incurred. Since inception, a total of $4,666,762 in fees have been capitalized as acquisition costs and included in the basis of the respective purchased investment. The Company’s proportional share, based on its ownership interest in the underlying investments, totaled $1,424,823 and is included in the investment cost. As of December 31, 2024, $1,621,762 of acquisition fees remain outstanding for the acquisitions of 10X Living at Delray and Stella at Riverstone, of which the Company’s proportional share is $575,402. The Company does not expect to make any further acquisitions or incur any further acquisition fees.

Asset Management Fee	Fees charged to the Company for management of its investments

The Manager or its designated assigns will earn an asset management fee of 1% of the total Capital Contributions made to the Company by its Members (i.e., paid for the purchase of Class A Interests), accrued monthly. For the years ended December 31, 2024 and 2023, the Company incurred $500,000 and $500,000, respectively, in asset management fee expense. As of December 31, 2024 and 2023, Asset Management Fees have been paid in full.

Disposition Fee	Fees charged to the Company as Properties are disposed of

The Manager or its designated assigns will earn a disposition fee of 1.0% of the sales price of the individual property (multiplied by the percentage of the property that the Company is investing in, in the case of a co-investment). As of December 31, 2024, no such fees have been paid or accrued.

Property Management Fee	Fees charged monthly during property operation as compensation for day-to-day management services provided

The Manager and/or an affiliated or third-party property managers will receive (in addition to reimbursement of expenses and costs) a property management fee for each Property managed at market rate (the approximate cost of property management services under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) calculated on the monthly gross income from that Property, paid as an expense of the Property. A portion of the Property Management fees paid by the Cardone Member LLC’s to property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program. The Company’s proportional share of this fee, based on the ownership of the respective investments, totaled $133,460 and $125,585 for the years ended December 31, 2024 and 2023, respectively. Total fees are difficult to determine at this time.

Other Fees	Fees charged to the Company as Services are Provided

The Manager and/or its affiliates may receive market rate fees (the approximate cost of a good or service under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith) and costs for any construction, construction management, repair and maintenance work performed, and real estate and loan brokerage fees with respect to such services provided to or with regard to each such property. As of December 31, 2024, no other fees have been paid or accrued. Total fees are difficult to determine at this time.

Carried Interest	Class B Interest

Class B members are entitled to 35% distributable cash from operations and a residual 35% share of distributable cash from capital transactions after returning 100% of capital contributions to its members. Note that the Manager may choose (in its sole discretion) to defer the allocation of the full 35% of Distributable Cash to Class B Members until after Class A Members have had all of their Capital Contributions returned. As of December 31, 2024, $2,786,583 have been distributed to Class B Members.

The Manager in its sole discretion, may suspend, delay, accrue, or forego payment of any of the fees listed above unless otherwise contractually bound. Fees not paid when earned will be paid at such later time as the Manager may determine in its sole discretion, as an expense of the Company when Company resources allow, or will be paid when after the sale of the Company’s assets. A full list of fees paid to the CREA and a discussion of other related party transactions is contained in Note 5 to our financial statements in “Item 7. Financial Statements”, which is incorporated by reference herein as if fully set forth herein.

Item 6. Other Information –

None.

11

Item 7. Financial Statements

CARDONE EQUITY FUND V, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITOR’S REPORT

Cardone Equity Fund V, LLC

Opinion

We have audited the accompanying financial statements of Cardone Equity Fund V, LLC, which comprise the statements of net assets, including the schedules of real estate investments, as of December 31, 2024 and 2023, and the related statements of operations, changes in net assets and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund V, LLC as of December 31, 2024 and 2023, and the results of its operations, changes in its net assets, and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone Equity Fund V, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund V, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these financial statements.

F-2

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone Equity Fund V, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund V, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

December 19, 2025

Miami, Florida

F-3

Cardone Equity Fund V, LLC Statements of Net Assets As of December 31, 2024 and 2023

	2024	2023

Assets:

Real estate investments, at fair value (costs of $30,473,593 and $34,661,412)	$105,711,850	$99,177,644
Cash	69,855	141,948

Total assets	105,781,705	99,319,592

Liabilities:

Accounts payable	38,637	18,638
Due to affiliates	18,190	-

Total liabilities	56,827	18,638

Net Assets	$105,724,878	$99,300,954

F-4

Cardone Equity Fund V, LLC Schedule of Real Estate Investments As of December 31, 2024

	Ownership		Fair Market
Investments	Interest	Cost Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$9,142,257	$32,861,478

Cardone Stella Member, LLC[2]	30.82%	5,636,748	12,848,986

Cardone Sawgrass Member, LLC[3]	24.27%	8,192,828	25,925,725

Cardone Laguna Member, LLC[4]	36.87%	5,394,123	26,663,284

Cardone Ashley Member, LLC[5]	22.21%	2,107,637	7,412,377

		$30,473,593	$105,711,850

1 Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily apartment community located in Delray Beach, FL. The Company invested in Cardone Delray Member, LLC on January 1, 2019. The Company's proportional share of this investment represents 31.08% of net assets.

2 Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily apartment community located in Sugar Land, TX. The Company invested in Cardone Stella Member, LLC on January 25, 2019. The Company's proportional share of this investment represents 12.15% of net assets.

3 Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily apartment community located in Sunrise, FL. The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019. The Company's proportional share of this investment represents 24.52% of net assets.

4 Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily apartment community located in Naples, FL. The Company invested in Cardone Laguna Member, LLC on July 1, 2019. The Company's proportional share of this investment represents 25.22% of net assets.

5 Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone Ashley Member, LLC on September 16, 2019. The Company's proportional share of this investment represents 7.01% of net assets.

F-5

Cardone Equity Fund V, LLC
Schedule of Real Estate Investments
As of December 31, 2023

	Ownership		Fair Market
Investments	Interest	Cost Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$9,899,888	$32,599,289

Cardone Stella Member, LLC[2]	30.82%	6,371,332	13,010,937

Cardone Sawgrass Member, LLC[3]	24.27%	9,106,589	20,246,424

Cardone Laguna Member, LLC[4]	36.87%	6,787,982	26,885,838

Cardone Ashley Member, LLC[5]	22.21%	2,495,621	6,435,156

		$34,661,412	$99,177,644

1 Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily apartment community located in Delray Beach, FL.  The Company invested in Cardone Delray Member, LLC on January 1, 2019.  The Company's proportional share of this investment represents 32.83% of net assets.

2 Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily apartment community located in Sugar Land, TX.  The Company invested in Cardone Stella Member, LLC on January 25, 2019.  The Company's proportional share of this investment represents 13.10% of net assets.

3 Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily apartment community located in Sunrise, FL.  The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019.  The Company's proportional share of this investment represents 20.39% of net assets.

4 Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily apartment community located in Naples, FL.  The Company invested in Cardone Laguna Member, LLC on July 1, 2019.  The Company's proportional share of this investment represents 27.08% of net assets.

5 Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL.  The Company invested in Cardone Ashley Member, LLC on September 16, 2019.  The Company's proportional share of this investment represents 6.48% of net assets.

F-6

Cardone Equity Fund V, LLC Statements of Operations For the Years ended December 31, 2024 and 2023

	2024	2023

Interest income	$5,298	$6,570

Expenses

Asset management fee	500,000	500,000
Professional fees	143,282	119,530
Administrative and other	10,268	13,567

Total expenses	653,550	633,097

Net investment loss	(648,252)	(626,527)

Net unrealized gains on real estate investments	10,722,025	1,172,139

Net increase in net assets resulting from operations	$10,073,773	$545,612

F-7

Cardone Equity Fund V, LLC Statements of Changes in Net Assets For the Years ended December 31, 2024 and 2023

	Total	Members Class A Interests	Managing Member Class B Interests

Balances, January 1, 2023	$102,471,216	$81,824,852	$20,646,364

Distributions	(3,715,874)	(2,521,614)	(1,194,260)

Net increase in net assets resulting from operations	545,612	354,647	190,965

Balances, December 31, 2023	99,300,954	79,657,885	19,643,069

Distributions	(3,649,849)	(2,769,081)	(880,768)

Net increase in net assets resulting from operations	10,073,773	6,547,952	3,525,821

Balances, December 31, 2024	$105,724,878	$83,436,756	$22,288,122

F-8

Cardone Equity Fund V, LLC Statements of Cash Flows For the Years ended December 31, 2024 and 2023

	2024	2023

Cash flows from operating activities:
Net increase in net assets resulting from operations	$10,073,773	$545,612
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:

Net unrealized gains on real estate investments	(10,722,025)	(1,172,139)
Distributions from real estate investments	4,187,819	4,388,798
Changes in operating assets and liabilities:
Accounts payable	19,999	11,744
Due to afiliates	18,190	-
Net cash provided by operating activities	3,577,756	3,774,015

Cash flows from financing activities:
Distributions to members	(3,649,849)	(3,715,874)
Net cash used in financing activities	(3,649,849)	(3,715,874)

Net increase/(decrease) in cash	(72,093)	58,141

Cash, beginning of year	141,948	83,807
Cash, end of year	$69,855	$141,948

F-9

Cardone Equity Fund V, LLC Notes to Financial Statements For the Years ended December 31, 2024 and 2023

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND V, LLC (the “Company”), is a limited liability company organized May 4, 2018 under the laws of Delaware and is located in Aventura, Florida.

The Company started accepting subscriptions on December 12, 2018 and commenced operations on January 1, 2019 when $6,982,521 was invested in its first multifamily real estate investment.  On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five multifamily real estate properties.  The fund-raising activities were completed through Cardone Capital, LLC’s (the “Manager”) online platform.

The Company made its investments through limited liability companies (“LLC’s”) (treated as partnerships) that own a single multifamily property (single purpose entities “SPE’s”). The LLC's are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”), a related entity by common management, and Grant Cardone, Managing Member of Cardone Capital, LLC. Grant Cardone owns from 1% to 5% of the LLC’s.  CEF IV raised $106 million of capital from accredited investors and began its operations in September 2018. The Manager parallel invested the funds raised from the Company’s offering, funds raised from CEF IV’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF IV.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

As of December 31, 2024, the Company has raised $50,000,000 from unit offerings and has made capital distributions of $15,769,054.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

F-10

Investments without a public market are valued based on assumptions made and valuation techniques used by the Manager. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals.  In general, the Manager considers multiple valuation techniques when measuring the fair value of a real estate investment.  However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. Additionally, there may be limited availability of observable transaction data and inputs which may make it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

F-11

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

Entities treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”), rather than the owners of the entity being liable for the Assessment.  Any such Assessment against the entity would impact the equity interests of current owners’ pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, accounts payable and due to affiliates: these balances approximate their fair values due to the short maturities of these items.

Real estate investments are stated at fair value of the ownership interests of the underlying entities.  The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations.  The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2024 and 2023. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement. Additionally, the Company may adjust capitalization rate assumptions in determining fair value to reflect the economic benefit of assumable, below market, fixed rate mortgage debt, based on a cash-equivalency analysis of the present value of in-place debt terms compared to current market terms.

F-12

Investment values were determined based on capitalization rates of 4.17% to 5.00% as of December 31, 2024 and 4.50% to 5.41% as of December 31, 2023. Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation, amortization on real estate related investments, and, as of December 31, 2024 and 2023, capitalization rate adjustment for assumable debt with favorable terms.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period.  The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2024 and 2023:

Real Estate
Description	Investments
Beginning Balance, January 1, 2023	$102,394,303
Unrealized gain on real estate investments	1,172,139
Distributions from real estate investments	(4,388,798)
Ending Balance, December 31, 2023	99,177,644
Unrealized gain on real estate investments	10,722,025
Distributions from real estate investments	(4,187,819)
Ending Balance, December 31, 2024	$105,711,850

NOTE 4: MEMBERS’ EQUITY/NET ASSETS

On September 20, 2019, the Company completed raising the maximum amount of $50,000,000 by offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sold the Interests directly to investors. The minimum investment was $5,000. The Class A Members in the Company will receive a 65% profit interest.

The Manager’s Class B Interest is a 35% profit interest and is subordinate to the Class A Interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, giving consideration to their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company. Profits will first be allocated pro rata to the Members in accordance with the amount of losses previously allocated if such previous losses were not offset by profits. Thereafter, profits shall be allocated in accordance with actual distributions of distributable cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

F-13

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Members. At this time, the Manager has distributed all distributable cash to the Class A and Class B Members which totaled $12,982,471 and $2,786,583 respectively, as of December 31, 2024. At the Manager’s discretion, a reduced percentage of distributions has been paid to date to the Class B Interest Members, the Manager, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. The aggregate impact of this at December 31, 2024 would be to distribute an additional $4,203,979 to the Manager.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Acquisition Fee

To compensate the Manager for sourcing, evaluating, structuring, underwriting, and negotiating the Company’s acquisitions, the Company or its underlying investment, will pay the Manager a 1% acquisition fee on each investment’s fixed asset purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment. Acquisition fees are typically paid during closing and are capitalized as acquisition costs of the SPE purchasing the property.

As of December 31, 2024 a total of $3,045,000 of acquisition fees have been paid to the Manager, with $1,621,762 remaining to be paid. The Company’s proportional share paid, based on the ownership of the respective investments, totaled $849,421 and $575,402 remains to be paid.

 Disposition Fee

To compensate the Manager for services rendered in preparing for, negotiating, and executing the sale of real estate investments, the Company will pay the Manager, or its designated affiliate, a disposition fee equal to 1% of the gross sale price of each investment. This fee will be paid at the disposition of real estate investment.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month. After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets. This fee will be payable monthly at the discretion of the Manager. For the years ended December 31, 2024 and 2023, the Company incurred $500,000 in Asset Management Fees each year, of which $18,190 remained payable as of December 31, 2024.

Marketing Fee

A portion of the property management fee paid to one of the property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program. The Company’s proportional share of this fee, based on the ownership of the respective investments, amounted to $133,460 and $125,585 for the years ended December 31, 2024 and 2023, respectively.

F-14

Co-investments

As of December 31, 2024 and 2023, the Company has co-invested with CEF IV and Grant Cardone as follows:

	10X Living at Delray		Stella at Riverstone		10X Living at Sawgrass		10X Living at Naples		10X Living at Breakfast Point
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage

CEF IV	$20,386,500	59.52%	$18,759,605	64.14%	$35,597,729	70.67%	$16,909,610	58.11%	$14,120,800	72.79%
CEF V	13,363,500	39.02%	9,015,395	30.82%	12,227,271	24.27%	10,730,390	36.87%	4,309,200	22.21%
Grant Cardone	500,000	1.46%	1,475,000	5.04%	2,550,000	5.06%	1,460,000	5.02%	970,000	5.00%
Total	$34,250,000	100.00%	$29,250,000	100.00%	$50,375,000	100.00%	$29,100,000	100.00%	$19,400,000	100.00%

Investment in Class A Shares

In 2020, Grant Cardone, as Manager of Cardone Capital, purchased 150 units from requesting investors. The combined equity value at December 31, 2023 was $238,974, which represents 0.3% of the Class A Shares. Additionally, Grant Cardone and other employees of the Manager acquired an additional 0.6% of Class A shares in 2024 for a total balance at December 31, 2024 of $729,133.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

F-15

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the years ended December 31, 2024 and 2023:

	Class A Members	Class A Members
	December 31, 2024	December 31, 2023
Total return [1]
End of year since-inception internal rate of return	13.41%	14.42%
Beginning of year since-inception internal rate of return	14.42%	18.26%

Expense ratios [2]
Operating expense	0.49%	0.50%

Net investment income (loss) ratios [3]	(0.49)%	(0.51)%

1 Total return is calculated based on a dollar-weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the year. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital and may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment income(loss) ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the year. The computation of the net investment income ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital and may vary from these ratios based on different management fee arrangements (as applicable).

NOTE 8: OTHER MATTERS

Pino v. Cardone Capital, LLC, et al. On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital, LLC, Grant Cardone, Cardone Equity Fund V, LLC, and Cardone Equity Fund VI, LLC, and is styled Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933.  On April 27, 2021, the court dismissed the complaint with prejudice.  On May 28, 2021, the plaintiff appealed the dismissal to the Ninth Circuit Court of Appeals, and, on December 21, 2022 the Ninth Circuit affirmed in part and reversed in part the dismissal with instructions on remand for plaintiff to file an amended complaint.  On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice.  On November 8, 2023, plaintiff filed a notice of appeal of the dismissal, and on June 10, 2025, the Ninth Circuit Court of Appeals reversed the district court’s dismissal, and on August 1, 2025, denied the petition for rehearing en banc, remanding the case to the district court.

The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.  The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action. Given the uncertainty of litigation and the preliminary stage of this appeal, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims.

NOTE 9: SUBSEQUENT EVENTS

Subsequent to December 31, 2024, the Company has distributed an additional $2,515,728 to Class A Members.

Management has evaluated the impact of all subsequent events through December 19, 2025, which is the date that these financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements, other than those already disclosed in the accompanying notes.

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Item 8. Exhibits

Exhibit 2.1* –

Certificate of Formation, (Incorporated by reference to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 3.1* –

Operating Agreement of Cardone Equity Fund V, LLC, dated August 24,2018, (Incorporated by reference to Exhibit 3 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 4.1* –

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 2 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 6.1* –

Asset Management Agreement, dated January 1, 2019, by and between Cardone Equity Fund V, LLC and Cardone Capital LLC (Incorporated by reference to Cardone Equity Fund V, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 12, 2021 (File No. 24R‑00180))

Exhibit 6.2* –

Assignment and Assumption of Asset Management Agreement, dated January 1, 2019, by and between Cardone Capital LLC and Cardone Real Estate Acquisitions, LLC (Incorporated by reference to Cardone Equity Fund V, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 12, 2021 (File No. 24R‑00180))

Exhibit 6.3* –

Investment Software License Agreement, dated June 5, 2018, by and between CrowdStreet, Inc. and Cardone Capital, LLC (Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 6.4* –

Transfer Agency and Service Agreement, dated , by and among Cardone Capital, LLC, Computershare Trust Company, N.A., and Computershare, Inc. (Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024‑10865))

Exhibit 11.1 –	Independent Auditors’ Inclusion Letter

*- Filed previously and incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Equity Fund V, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer

Date: December 29, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	December 29, 2025
Grant Cardone	(Principal Executive Officer)

/s/ Rey Valdez	Director of Accounting of Cardone Real Estate Acquisitions LLC	December 29, 2025
Rey Valdez	(Principal Financial Officer, Principal Accounting Officer)

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